Exhibit 99.4

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire Executive Vice President and Chief Financial Officer 919-862-1000	G. Michael Freeman Associate Vice President, Investor Relations and Corporate Communications 919-862-1000

CROFELEMER ADVENT TRIAL DEMONSTRATES HIGHLY

STATISTICALLY SIGNIFICANT RESULTS IN THE TREATMENT OF HIV-

ASSOCIATED DIARRHEA

Pivotal Phase 3 Trial Provides Clarity on Efficacy and Dose

Salix Planning to Discuss Proposed NDA Submission with FDA

RALEIGH, NC, November 4, 2010 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced the successful completion and outcome of ADVENT, its pivotal Phase 3 trial, to evaluate the efficacy, safety and tolerability of crofelemer in treating chronic diarrhea in people living with HIV, or HIV-associated diarrhea. In this study, crofelemer provided relief of diarrhea for a highly statistically significant proportion of patients compared to placebo. Crofelemer is a first-in-class, naturally occurring, gut-targeted, oral anti-secretory, anti-diarrheal agent that has minimal absorption.

ADVENT - a randomized, double-blind, parallel group, placebo-controlled, two-stage trial – assessed crofelemer, dosed twice daily, for 28 days for relief of diarrhea in HIV-positive subjects. The study utilized an adaptive design consisting of two stages. In Stage 1, subjects received 125 mg, 250 mg or 500 mg crofelemer or placebo. Based on Stage 1 results, an independent panel of experts chose a dose of 125 mg crofelemer for Stage 2. Stage 2 allowed for additional subjects to be enrolled into the 125 mg and placebo groups. The 125 mg dose performed very similarly to the 500 mg maximum dose in regards to the primary endpoint. Due to the adaptive design of the trial, the trial prespecified a treatment difference at a p-value of 0.025. The p-value for the study was 0.0096. In this trial, the overall safety profile of crofelemer was balanced across all groups, including treatment and placebo.

“We are pleased with the outcome of our 374-patient, pivotal Phase 3 trial of crofelemer,” stated Bill Forbes, “HIV-associated diarrhea is a serious unmet medical condition that contributes to worsening quality of life and serves to complicate the medical care for people living with HIV. HIV-associated diarrhea can be exacerbated by a number of anti-retroviral drug regimens. Therefore, managing diarrhea in these patients is potentially critical in assisting to maintain or improve compliance with anti-retroviral drug therapy. Currently available prescription and over-the-counter anti-diarrheal agents, while beneficial for some, are not effective in all patients. We believe crofelemer might represent an important treatment option for physicians treating and patients suffering from HIV and HIV-associated diarrhea. We are proceeding with efforts to submit a New Drug Application based on the results of this trial. We have requested a pre-NDA meeting with the FDA and believe that a meeting could be scheduled by mid-first quarter of 2011. The ADVENT trial was conducted under a “fast track” status and has been part of a “special protocol assessment” (SPA) agreement.”

About Crofelemer

Crofelemer is a locally-acting, minimally-absorbed product that is believed to possess dual novel mechanisms of action that might be effective in treating both acute infectious diarrhea and chronic diarrhea. Investigational studies support the use of crofelemer as an anti-secretory anti-diarrheal agent that may provide relief to patients through the inhibition of chloride secretion by both gut CFTR (Cystic Fibrosis Transmembrane Conductance Regulator Protein) as well as gut CaCC (calcium-activated chloride channel). Inhibiting CFTR and CaCC prevents the secretion of chloride and other ions, as well as water which passively follows chloride, out of the body into the gastric lumen. This secretion leads to diarrhea, with the associated symptoms of dehydration, electrolyte imbalance, abdominal cramping, urgency and increased frequency. Additionally, crofelemer, unlike other anti-diarrheal agents, does not affect gut motility. Crofelemer is well tolerated, and, in trials to date, demonstrates a safety profile comparable to placebo. Crofelemer, if approved, would be a first-in-class CFTR inhibitor as well as a first-in-class CaCC inhibitor that would work as an anti-secretory anti-diarrheal drug.

About HIV-Associated Diarrhea

Approximately 15-30% of the 1 million people in the United States living with HIV are affected by chronic diarrhea. HIV-associated diarrhea is a serious unmet medical condition that contributes to increased mortality and morbidity by reducing treatment compliance and efficacy as well as the quality of life in patients. The U. S. HIV-associated diarrhea market potentially represents a $300 million opportunity annually.

About Fast Track

The Food and Drug Administration (FDA) has developed the Fast Track Designation as an approach to making such drugs available as rapidly as possible. In particular, Fast Track is a process designed to facilitate the development, and expedite the review of drugs to treat serious diseases and fill an unmet medical need.

About Salix Pharmaceuticals

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, NC, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete with any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) 550 mg tablets, XIFAXAN® (rifaximin) 200 mg tablets, MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution), OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g., METOZOLV® ODT (metoclopramide HCl), PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Crofelemer, budesonide foam and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for VISICOL, OSMOPREP and METOZOLV ODT, , please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information, or contact the Company at 919-862-1000.

For more information, please visit our Website at Uwww.salix.comU or contact the Company at 919-862-1000. Information on our Website is not incorporated into our SEC filings.

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Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictable nature of the duration and results of regulatory review of new drug applications; market acceptance for approved products; generic and other competition; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our need to return to profitability; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.